Dear fellow shareholders,

The last several months have been very eventful for Frelii and I wanted to take the opportunity to bring you up to date on the excellent progress we have been making. We recently posted our quarterly financial statement, which can be viewed at www.frelii.com. We’ve entered into a relationship with our first customer, and we’ve continue to gain positive interest from legitimate media and investors.

In spite of many good announcements and positive milestones achieved, I also want to address a concern regarding our common stock.

The Frelii common stock is traded under the ticker symbol FRLI on the OTCQB Venture Market, which is designed for early stage and developing U.S. and international companies. It is part of OTC Markets Group Inc. (“OTC”).

On May 14, 2019 OTC informed us that they were seeing some unauthorized promotional activity, including newsletters, emails and online items highlighting our common stock. These pieces included wildly speculative claims such as “hypothetical” graphs showing the stock increasing by nearly 1,000% over the next several months and other exaggerations, false assertions and incomplete and misleading statements targeted at potential investors. In addition, we noted that the Company has been included on some stock “watch lists” or buy/sell recommendation lists that are published by third parties, including bloggers who are in no way affiliated with the Company.

It is regretful that our good name and the positive progress we are making have been tarnished by those who do not share the same values of honesty and transparency that we do, including their posting of unauthorized promotional content.

Recently, as a result of this type of third-party unauthorized online promotional content, our symbol was flagged for “stock promotion” and was placed under subsequent trade restrictions, which we hope to have lifted soon. We posted a press release on May 16, entitled, “Frelii, Inc. Issues Statement Regarding Unauthorized Promotional Activity Involving Its Common Stock”, to ensure the market and our loyal shareholders, customers and partners that we in no way engaged in or knowingly allowed anyone to post unauthorized promotional content.

I want to again reiterate, in no uncertain terms, that FRLI does not have and has never had any association with the people and the organizations that have conducted these promotional activities. They have had no access to non-public information regarding the Company or its future plans. We further advise that anyone interested in Frelii should not buy or sell any shares based upon contact with any party that solicits prospective investors or makes claims about the Company that have not been publicly disclosed by the Company itself.

This content was not commissioned, sanctioned or paid for by the Company and we had no editorial control over any of those materials. We have conducted inquiries of management and known shareholders, to the very best of our knowledge, neither the Company, nor any of its officers, directors, IR team or any controlling shareholders have been involved with the creation or distribution of promotional newsletter emails or online content that make exaggerated or misleading claims related to the Company and its securities.

Over the past months FRELII has announced legitimate news properly and exercised appropriate PR and IR efforts to ensure all of our news and market-facing statements created millions of impressions across legitimate news and Market information sites. We’ve received positive coverage in legitimate business and industry outlets, and our brand continues to gain popularity through the accurate information Frélii is responsible for making available to the public and shareholders.

We pride ourselves on making it easy to access legitimate information about our company and business activities. We frequently update our website at www.frelii.com with all legitimate news, company statements and legitimate media coverage. We encourage shareholders, customers, partners and potential investors to return frequently to learn about us and the advancements we are making through our press releases, our filings and disclosures made with the SEC (through the EDGAR Database) and OTC Markets Group.

Another important point is that this unauthorized promotional activity coincided with a higher than average trading volume and volatility in our stock price. We believe that the promotion may have impacted the market activity, but our stock price was on an upward trajectory primarily due to other factors including the fact that we announced the boarding of our first revenue-generating client Optivida on May 1, 2019 (see that press release here), and we have more on the way. We also have growing awareness by legitimate industry media and our solutions align with the cannabis/CBD space, which is an industry that is attracting a great deal of investor interest.

We have been working diligently for the past eight months to launch the company and introduce our AI technology and new products to the market (including the CBD industry) through traditional IR and PR efforts, participation in industry conferences and executing on our business growth plans. We also recently added three new members to our executive management group who bring powerful and deep expertise across all functional areas of the organization to round out our leadership team. These are in addition to Jayson Uffens, who is one of the industry’s finest CTOs in charge of our unique technology.

I believe these actions, coupled with our strategic business plans, will prove to generate strong and sustainable growth opportunities for Frelii and its shareholders in the coming months and foreseeable future.

We will continue to address the challenges we face in the wake of the unauthorized activities and we will always keep our investors and shareholders aware of legitimate and credible news from Frelii. Thank you for your continued support.

Sincerely,

Ian Jenkins, CEO